EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statement of our report dated March 11, 2021, relating to the consolidated financial statements of Innodata Inc and its subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020:

i.	registration on Form S-8 registering an aggregate of 1,800,000 shares of Innodata Inc. common stock issuable pursuant to the grant or exercise of awards under the Innodata Inc. 2021 Equity Compensation Plan.

/s/ BDO India LLP

Mumbai, India

June 16, 2021